  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
SCHEDULE 14A
(RULE 14A – 101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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CAPSTONE THERAPEUTICS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from the Executive Chairman

Dear Fellow Stockholders:

We are pleased to present the enclosed Capstone Therapeutics Corp. Proxy Statement for the Annual Meeting of Stockholders scheduled for June 15, 2012.  I will take this opportunity to recap recent events and to articulate how we are thinking about our corporate strategy moving forward.

In early 2011 we reported results from our AZX100 Phase 2a randomized, double-blinded, placebo-controlled studies in arthroscopic shoulder scars and keloid scar revision.  We observed an acceptable safety profile and multiple signals of efficacy, primarily from high resolution digital camera analysis, which indicates that AZX100 is an active molecule in dermal scar reduction. However, we have not yet optimized dose and schedule of administration in a statistically powered Phase 2b study.

We have been consistent in our communications to stockholders that a third party validation (through corporate partnering or joint development with another pharma company) would be a requirement for further development of AZX100 in dermal scar reduction.  We launched a formal process in early 2011 led by advisors specific to the dermatology space.  The efficacy signal was acknowledged by multiple potential corporate partners, but we have not yet succeeded in securing a development agreement with a third party.  We are continuing our efforts to find a development partner.

In addition to the dermal scar reduction indication, there are two AZX100 pre-clinical indications that have shown consistent anti-fibrotic activity.  We have studies in idiopathic pulmonary fibrosis (scarring of the lungs) at Lovelace Respiratory Research Institute and in epidural fibrosis (spine surgery scarring) at Barrow Neurological Institute (both contracted and substantially paid in 2011) currently in process and scheduled to report data in Q3 2012.  AZX100 has now shown anti-fibrotic activity in three tissue types using different methods of administration.  We are exploring partnering arrangements in these two pre-clinical indications.

As Capstone’s management has always been focused on cash discipline, we reduced our staff from 18 to 4 employees as of October 31, 2011.  We have since taken steps to further shrink the headcount and to further decrease cash expenditures.  Our board of directors has been downsized from six to three members.

At this point, our clinical pipeline and cash remain our primary assets.  We have communicated in our public filings that the current qui tam litigation legally inhibits our ability to distribute funds to stockholders.  Unfortunately, we cannot currently predict whether this issue will resolve itself in months or years.  While we have ceased development activities of AZX100 in dermal scarring and effected numerous other cost reductions, we still remain a publicly-traded company, subject to the reporting requirements and other regulations of the Securities and Exchange Commission.  As a result, we will incur certain ongoing costs in maintaining a functioning and compliant corporation.

We continue to search for tactics and strategies that may create stockholder value while the qui tam litigation runs its course.  As such, we recently reached out to our largest stockholder, Biotechnology Value Fund, to discuss strategic options.  BVF, a large institutional biotechnology investor, has agreed to assist us in identifying potential transactions which might include a merger, use of some portion of our funds in a joint development format with a new clinical program or other possible transactions.

The strategic question for Capstone and its stockholders is whether we slowly diminish our cash on required administrative expenses (for an unknown timeframe) as we work to conclude the qui tam litigation or whether we try to concurrently create stockholder value through a transaction or other use of our cash.  To be clear, the decision to redeploy capital has not been made and will only be made if and when a compelling use of that capital is identified.  We plan to explore these various pathways and will report our results as the year progresses.  Meanwhile, we will do our best to preserve our cash asset, which stood at $13.1 million as of March 31, 2012.

Respectfully,

John M. Holliman, III
Executive Chairman